SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  ------------

                                   FORM 8-A/A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       InteliData Technologies Corporation
                       -----------------------------------
             (Exact name of registrant as specified in its charter)


                 Delaware                                 54-1820617
                 --------                                 ----------
 (State of incorporation or organization)                (IRS employer
                                                       identification no.)


      11600 Sunrise Valley Drive
           Suite 100
          Reston, Virginia                                  20191
          -----------------                                 -----
       (Address of principal executive offices)           (Zip code)


        Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                          Name of each exchange on which
     to be so registered                          each class is to be registered
     -------------------                          ------------------------------
            None                                            N/A


If this form relates to the  registration  of a class of securities  pursuant to
Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this
     form relates:                                                          None

        Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                         -------------------------------
                                (Title of class)

Item 1.         Description of Registrant's Securities to be Registered.
                --------------------------------------------------------

     On March 31, 2005, InteliData Technologies Corporation (the "Company") amended its Rights Agreement, dated as of January 21, 1998, as amended by Amendment No. 1, dated as of May 24, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent. A copy of Amendment No. 2 to the Rights Agreement is included as Exhibit 4.03 to this registration statement and incorporated herein by reference.

Item 2.         Exhibits.
                ---------

     The following exhibits are filed as a part hereof:

     4.01 Rights Agreement, dated as of January 21, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent. (Incorporated herein by reference to the Company's Form 8-A as filed on January 26, 1998.)

     4.02 Amendment No. 1, dated as of May 24, 2000, to the Rights Agreement, dated as of January 21, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent. (Incorporated herein by reference to the Company's Form 8-A/A as filed on July 6, 2000.)

     4.03 Amendment No.2, dated as of March 31, 2005, to the Rights Agreement, dated as of January 21, 1998, as amended by Amendment No.1, dated as of May 24, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                  InteliData Technologies Corporation
                                  (Registrant)

                                  By: /s/ Monique Marcus
                                      ------------------
                                      Monique Marcus
                                      Vice President of Finance and Treasurer

Dated:  April 22, 2005

                                                             EXHIBIT INDEX



Exhibit No.                   Description
------------        ------------------------------------------------------------

     4.03 Amendment No. 2, dated as of March 31, 2005, to the Rights Agreement, dated as of January 21, 1998, as amended by Amendment No. 1, dated as of May 24, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

                                                                    Exhibit 4.03

                     AMENDMENT NO. 2 to the RIGHTS AGREEMENT

     This Amendment No. 2, dated as of March 31, 2005 (this "Amendment No. 2"), amends the Rights Agreement, dated as of January 21, 1998, as amended by Amendment No. 1 thereto, dated as of May 24, 2000 (the "Rights Agreement"), between InteliData Technologies Corporation, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation (the "Rights Agent"), at the direction of the Company.

     WHEREAS, the Board of Directors of the Company has authorized and declared a dividend distribution of one Right for each outstanding share of Common Stock of the Company to stockholders of record at the Close of Business on the Record Date and has authorized the issuance of one Right (as such number may be adjusted as provided in the Rights Agreement) for each share of Common Stock that shall be issued between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Expiration Date unless the Board of Directors provides to the contrary before or at the time of issuance of any such Common Stock; and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to effect certain amendments to the Rights Agreement; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement and subject to certain limitations, the Company may, and the Rights Agent shall, if the Company so directs, amend the Rights Agreement without the approval of any holders of Rights; and

     WHEREAS, the Board of Directors of the Company duly approved this Amendment No. 2 on March 31, 2005; and

     WHEREAS, the Company wishes to amend the Rights Agreement in the manner set forth below.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties thereto agree that the Rights Agreement is amended as follows:

1.   Amendment
     ---------

     (a) All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

     (b) Section 1(a) is hereby amended and restated in its entirety as follows:

          "(a) `Acquiring Person' shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall at any time be the Beneficial Owner of either or both of (i) 20% or more of the shares of Common Stock then outstanding or (ii) 20% or more of the Rights then outstanding, but shall not include: (a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; (b) any such Person who has become and is such a Beneficial Owner solely because (1) of a reduction in the aggregate number of shares of Common Stock outstanding due to a repurchase of shares of Common Stock by the Company since the last date on which such Person acquired Beneficial Ownership of any shares of Common Stock or (2) it acquired such Beneficial Ownership of in the good faith belief that such acquisition would not (A) cause such Beneficial Ownership to equal or exceed 20% of the shares of Common Stock then outstanding  and  such  Person  relied  in  good  faith  in  computing  the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company that are inaccurate or out-of-date or (B)
     otherwise  cause a  Distribution  Date or the  adjustment  provided  for in
     Section 11(a) to occur; or (c) either Corillian Corporation (`Corillian') or Wizard Acquisition Corporation as a result of the execution, delivery and performance of the Agreement and Plan of Merger, dated as of March 31, 2005 (the `Merger Agreement'), among the Company, Corillian and Wizard Acquisition Corporation or the consummation of the transactions contemplated by the Merger Agreement (the `Merger').

          Notwithstanding clause (b)(2) of the preceding sentence, if any Person that is not an Acquiring Person due to such clause (b)(2) does not reduce its percentage of Beneficial Ownership of shares of Common Stock to less than 20% by the Close of Business on the fifth Business Day after notice from the Company

     (the date of notice being the first day) that such Person's Beneficial Ownership of shares of Common Stock so equals or exceeds 20%, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (b)(2) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in `good faith' shall be conclusively determined by the Board of Directors of the Company, acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 23."

     (c) Section 1(l) is hereby amended and restated in its entirety as follows:

          "(l) `Expiration Date' shall mean the earliest of (i) the close of business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the Exchange Date or
     (iv) immediately prior to the effective time of the Merger.

     (d) Clause (w) of Section 13(a) is hereby amended and restated in its entirety as follows:

          "(w) the Company shall consolidate with, or merge with and into, any other Person (other than pursuant to the Merger Agreement or with or into a Subsidiary of the Company in a transaction that complies with Section 11(m) hereof), and the Company shall not be the continuing or surviving corporation of such consolidation or merger,"

     (e) The first sentence of the fifth paragraph of Exhibit B to the Rights Agreement is hereby amended and restated in its entirety as follows:

          "The Rights are not exercisable until the Distribution Date and will expire upon the earliest of (i) the close of business on January 21, 2008,
     (ii) the time at which the Rights are redeemed or exchanged by the Company as described below or (iii) immediately prior to the effective time of the merger contemplated by the Agreement and Plan of Merger, dated as of March 31, 2005 (the `Merger Agreement')."

     (f) Clause (i) of the seventh paragraph of Exhibit B to the Rights Agreement is hereby amended and restated in its entirety as follows:

          "(i) the Company is acquired in a merger, statutory share exchange, or other business combination in which the Company is not the surviving corporation (other than pursuant to the Merger Agreement),"

2.  Miscellaneous

     (a) Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

     (b) Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     (c) Severability. If any term, provision, covenant or restriction of this Amendment No. 2 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 2 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (d) Existing Terms. The existing terms and conditions of the Rights Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment No. 2.

                            [Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed, all as of the day and year first above written.



                                     INTELIDATA TECHNOLOGIES CORPORATION



                                     By:  /s/ Monique L. Marcus
                                         ---------------------------------------
                                         Name:  Monique L. Marcus
                                         Title: Vice President of Finance and
                                                Treasurer



                                     AMERICAN STOCK TRANSFER &
                                     TRUST COMPANY, as Rights Agent



                                     By: /s/ Herbert J. Lemmer
                                         ---------------------------------------
                                         Name:  Herbert J. Lemmer
                                         Title: Vice President